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               CURTIS MATHES HOLDING CORPORATION
                  SUBSIDIARIES OF THE COMPANY


Name                                       State of Incorporation

Curtis Mathes Corporation                         Delaware

Curtis Mathes Marketing Corporation               Texas

Curtis Mathes Xpressway Corporation               Texas

Warranty Repair Corporation                       Texas